Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the registration statement on Form S-8 of Sionix Corporation of our report dated December 31, 2012 on our audits of the financial statements of Sionix Corporation as of September 30, 2012 and for the fiscal years ended September 30, 2012 and 2011.

/s/ Kabani & Company, Inc.
Certified Public Accountants
Los Angeles, California
January 31, 2013